Exhibit 3.117

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 03:45 PM 02/26/1997 971064047 - 2722571

CERTIFICATE OF FORMATION

OF

A LIMITED LIABILITY COMPANY

FIRST:	The name of the limited liability company is:
Brandywine-Main Street, LLC.

SECOND:	Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is CORPORATION SERVICE COMPANY.

IN WITNESS WHEREOF, the undersigned, being the individual forming the Company, has executed, signed and acknowledged this Certificate of Formation this 26th day of February, 1997.

/s/ Brad A. Molotsky

Brad A. Molotsky, Esquire
Authorized Person

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 03:50 PM 04/04/2000 001171751 - 2722571

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF FORMATION
OF
BRANDYWINE-MAIN STREET, LLC

This Certificate of Amendment to Certificate of Formation of Brandywine-Main Street, LLC (the “Company”) has been duly executed and is being filed by the undersigned authorized person pursuant to 6 Del. C. § 18-202.

1. The name of the Company is Brandywine-Main Street, LLC

2. The Certificate of Formation of the Company is hereby amended by deleting Section Second thereof in its entirety, and by substituting in lien thereof a new Section Second to read as follows:

Second.	Its registered office in the State of Delaware is to be located at 1201 Market Street, Suite 1600 in the City of Wilmington County of New Castle, 19801, and its registered agent at such address is PHS Corporate Services, Inc.

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Amendment to Certificate of Formation as of April 4, 2000.

/s/ Jacqueline Y. Eastridge

Jacqueline Y. Eastridge, Authorized Person